                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires:     July 31, 2004
                                                      Estimated average burden
                                                      hours per response...14.73

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                                  Plexus Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                              ON FEBRUARY 12, 2003


To the Shareholders of Plexus Corp.:

         Plexus Corp. will hold the annual meeting of its shareholders in the KC Theater at the Fox Cities Performing Arts Center, located at 400 West College Avenue, Appleton, Wisconsin, on Wednesday, February 12, 2003 at 10:00 a.m., for the following purposes:

         (1) To elect seven directors to serve until the next annual meeting and until their successors have been duly elected.

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Plexus' shareholders of record on its books at the close of business on December 9, 2002 will be entitled to vote at the meeting or any adjournment of the meeting.

         We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.

                                   By order of the board of directors

                                   /s/ Joseph D. Kaufman

                                   Joseph D. Kaufman
                                   Senior Vice President, Secretary and
                                   Chief Legal Officer


Neenah, Wisconsin
December 20, 2002

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU WILL BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

         Plexus shareholders who own their shares in "street name" through their brokerage accounts may also communicate their vote to the brokerage firm and its service provider electronically or by telephone. If you wish to do so, you can link to instructions at www.proxyvote.com, or you may also follow any instructions provided by the brokers with their separate voting form.

PROXY STATEMENT


                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156

                                  * * * * * * *

                             SOLICITATION AND VOTING

         The board of directors of Plexus Corp. is soliciting proxies for the annual meeting of shareholders on Wednesday, February 12, 2003 and is furnishing this proxy statement in connection with that solicitation. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.

         Shareholders of record at the close of business on December 9, 2002 will be entitled to one vote on each matter presented for each share so held. At that date there were 42,127,947 shares of Plexus common stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Representation of a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of Plexus common stock entitled to vote at the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

         Shareholders who own shares as part of Plexus' 401(k) Savings Plan and/or the Plexus Employee Stock Purchase Plan will receive a separate proxy for the purpose of voting their shares held in each account. Shares held by the Savings Plan for which designations are not received will be voted by the Savings Plan's trustee at its discretion, as provided in the Savings Plan. Shares held in accounts under the Purchase Plan will only be voted if designations are received.

         Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.

         This proxy material is being mailed to Plexus shareholders commencing on or about December 27, 2002.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table presents certain information as of December 9, 2002 regarding the beneficial ownership of the Plexus common stock held by each director or nominee for director, each executive officer appearing in the Summary Compensation Table, all directors and executive officers as a group, and each known 5%-or-greater shareholder of Plexus.

                                                        SHARES           PERCENTAGE
                                                     BENEFICIALLY         OF SHARES
                   NAME                                OWNED (1)         OUTSTANDING
                   ----                                ---------         -----------
          Stephen P. Cortinovis                                0              *
          David J. Drury                                  11,000              *
          Dean A. Foate                                  188,239              *
          Harold R. Miller                               218,201              *
          John L. Nussbaum                               356,759              *
          Thomas J. Prosser                               73,287              *
          Charles M. Strother                              5,000              *
          Jan K. VerHagen                                 13,000              *

          Paul L. Ehlers                                  90,115              *
          J. Robert Kronser                               93,757              *
          Thomas B. Sabol                                100,605              *
          Michael T. Verstegen                            95,674              *
          All executive officers and directors         1,491,426             3.5%
             as a group (18 persons)
          Mellon Financial Corporation (2)             2,188,434             5.2%

---------------------------
         * Less than 1%
(1) The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated. The amounts include shares subject to options granted under Plexus' option plans, which are exercisable within 60 days. The options include those held by Mr. Drury (9,000), Mr. Foate (148,333), Mr. Nussbaum (93,897), Messrs. Miller and Prosser (30,000 each), Mr. VerHagen (6,000), Mr. Ehlers (69,229), Mr. Kronser (91,335), Mr. Sabol (75,000), Mr. Verstegen (92,500), and all officers and directors as a group (829,254).
(2) Mellon Financial Corporation and its subsidiary Mellon Bank N.A. (together, "Mellon") have filed a report on Schedule 13G dated January 17, 2002, reporting that they beneficially owned 2,188,432 shares of common stock at December 31, 2001. The amount includes: sole voting power as to 1,749,394 shares; shared voting power as to 412,310 shares; sole dispositive power as to 1,758,624 shares; and shared dispositive power as to 416,310 shares. Of the shares reported, 2,141,104 are held in Mellon Bank's capacity as trustee of the Plexus Savings Plan; Mellon disclaims beneficial ownership of those shares. Mellon's address is One Mellon Center, Pittsburgh, Pennsylvania 15258.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Plexus' officers and directors, and persons who beneficially own more than 10% of Plexus' common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These "insiders" are required by SEC regulation to furnish Plexus with copies of all Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that, during fiscal 2002, Plexus' insiders have complied with all Section 16(a) filing requirements applicable to them.

                              ELECTION OF DIRECTORS

         In accordance with Plexus' bylaws, the board of directors has determined that there shall be seven directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors and for whom proxies will be voted are named below, unless a shareholder specifies otherwise. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus' bylaws authorize up to nine directors. The Plexus board may expand the board up to that number and elect directors to fill empty seats, including those created by an expansion, between shareholders' meetings.

         Harold R. Miller, who has served as a director of Plexus since Plexus' formation, has decided to retire from the board at the coming annual meeting of shareholders. We wish Mr. Miller well and thank him for his more than 20 years of service to Plexus.

                                                     PRINCIPAL OCCUPATION                        DIRECTOR
         NAME AND AGE                             AND BUSINESS EXPERIENCE (1)                      SINCE
         ------------                             ---------------------------                      -----
Stephen P. Cortinovis, 52        Partner, Bridley Capital Partners Limited (U.K. private            --
                                 equity group) since 2001; previously President-Europe of
                                 Emerson Electric Co. (5)
David J. Drury, 54 (2)(3)        President of Poblocki & Sons LLC (exterior and interior sign      1998
                                 systems) since 1999; previously, an independent consultant and other executive positions (6)
Dean A. Foate, 44                Chief Executive Officer of Plexus since 2002; previously,         2000
                                 Plexus' Chief Operating Officer from 2001 to 2002, and
                                 Executive Vice President from 1999 to 2001, and President of
                                 Plexus Technology Group, Inc.
John L. Nussbaum, 60 (4)         Chairman of Plexus; previously, Chief Executive Officer of        1980
                                 Plexus from 2001 to 2002 and its President and Chief
                                 Operating Officer prior thereto
Thomas J. Prosser, 66            Chairman of the Board of Menasha Corporation (manufacturer        1987
(2)(3)(4)                        of paper and plastic products) since 1998; previously,
                                 Senior Vice President-Investment Banking of Robert W. Baird
                                 & Co., Incorporated (brokerage and financial services)
Charles M. Strother, MD, 62      Physician; Professor at Baylor College of Medicine since          2002
(3)(4)                           2002; previously, Professor of Radiology, Neurology and
                                 Neurosurgery, University of Wisconsin-Madison
Jan K. VerHagen, 65 (2)(4)       Retired; previously, Senior Vice President of Corporate           1999
                                 Projects of Emerson Electric Co. from 1999 to 2001, and Vice
                                 Chairman of United Dominion Industries (diversified
                                 manufacturing) prior thereto (7)

------------------
(1) Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.
(2) Member, along with Mr. Miller, of the Audit Committee, which met three times in fiscal 2002. See "Report of the Audit Committee" below. Mr. Drury, the chair of the Audit Committee, is a certified public accountant who practiced with the firm Price Waterhouse for 18 years.
(3) Member, along with Mr. Miller, of the Compensation and Leadership Development Committee which held two meetings during fiscal 2002. The Compensation and Leadership Development Committee considers and makes recommendations to the board of directors with respect to executive officers' salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options. The Committee is also responsible for developing Plexus' leadership structure.

(4) Member (adjunct, non-voting member in the case of Mr. Nussbaum) of the Nominating and Corporate Governance Committee, which met once in fiscal 2002. The Nominating and Corporate Governance Committee considers nominees for director positions and also evaluates and oversees corporate governance and related issues.
(5) Also a director of Instituform Technologies, Inc. (developer of trenchless technology for underground pipes).
(6) Also a director of St. Francis Capital Corp. (savings bank holding company).
(7) Also a director of Wolverine Tube, Inc. (manufacturer of tubing and related products).

         The board of directors held six meetings during fiscal 2002. As part of these meetings, non-management directors periodically meet without management present. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

         Plexus regularly review and augments its corporate governance practices and procedures. In particular, and as part of its corporate governance practices, Plexus will be responding to and complying with Securities and Exchange Commission and Nasdaq Stock Market proposals as they are finalized and adopted. Plexus expects that as further documentation is finalized, it will be posted on the Plexus website, at www.plexus.com, under the heading "Investors" then "Corporate Governance."

Directors' Compensation

         Each Plexus director who is not a Plexus officer or employee received an annual director's fee of $20,000 plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person), and an additional $1,000 for each committee meeting attended in person ($500 if other than in person).

         In addition, each director who is not a Plexus officer or employee is entitled in each fiscal year to receive an option for 1,500 shares (determined before Plexus' 1997 and 2000 2-for-1 stock splits) of common stock, at the market value on the date of grant, under Plexus' 1995 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan was approved by Plexus shareholders in 1995. Options are fully vested upon grant, may be exercised after a minimum six month holding period, and must be exercised prior to the earlier of ten years after grant or one year after the person ceases to be a director. Under certain circumstances, options may be transferred to family members. In 2002, the Compensation and Leadership Development Committee took two actions, in accordance with the Directors' Plan, interpreting the Plan or amending it in minor ways. First, as contemplated by the Plan's adjustment provisions, the Committee adjusted future annual awards from 1,500 shares to 3,000 shares, to reflect the August 2000 2-for-1 stock split. The Committee had previously deferred taking this action; however, it has now determined that the adjustment would be helpful to Plexus in attracting new directors and in fairly compensating directors relatively recently elected to the board. (The Committee declined to further adjust the options for the 1997 stock split.) Second, the Committee moved back the grant date for options from December 1 of each fiscal year to the date on which employee annual stock options are to be granted, so as to better coordinate with employee grants.

         In accordance with the Directors' Plan, each of the then-serving non-employee directors received a fiscal 2002 option for 1,500 Plexus shares, exercisable at $29.84 per share, on December 3, 2001. The fiscal 2003 options, for 3,000 Plexus shares each, will be granted in early 2003.

         See "Executive Compensation - Special Retirement Arrangements" for certain supplemental retirement arrangements for Messrs. Nussbaum and Foate, and for Peter Strandwitz, who retired as a director during fiscal 2002 and as an executive officer in fiscal 2001.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of Plexus' current and retired chief executive officers and its four other highest compensated executive officers, for fiscal 2002 and the preceding two fiscal years.


                                                  Annual Compensation (1)              Awards
                                         ------------------------------------------ -------------
                                                                                     Securities
                                                                        Other        Underlying     All Other
             Name and           Fiscal                               Compensation     Options/    Compensation
        Principal Position       Year       Salary      Bonus ($)       ($)(2)       SARs #(3)       ($)(4)
     ----------------------  ----------  ------------- ------------ --------------- ------------ ---------------
John L. Nussbaum,                2002      $326,497            --      $ 56,489       100,000      $747,828
Chairman (5)                     2001       384,711            --            --        30,000       300,652
                                 2000       312,887      $270,643            --        40,000       300,710

Dean A. Foate,                   2002      $299,955            --      $ 13,500       100,000      $ 18,781
President and CEO (6)            2001       246,396            --        13,500        30,000        17,750
                                 2000       184,088      $131,444        13,500        20,000        17,550

Thomas B. Sabol,                 2002      $245,244            --      $ 13,500        70,000      $ 17,884
Executive Vice President,        2001       228,850            --        13,500        20,000        17,616
CFO and Chief Operating          2000       188,815      $131,444        13,500        20,000        17,550
Officer (7)

J. Robert Kronser,               2002      $212,647            --      $ 13,500         9,000      $ 17,810
Executive Vice President         2001       210,977            --        13,500        19,000        17,138
- Sales and Marketing            2000       172,093      $123,713        13,500        18,000        16,599

Paul L. Ehlers,                  2002      $203,729            --      $ 13,500        12,000      $ 17,575
Vice President                   2001       210,977            --        13,500        14,000        17,010
                                 2000       187,557      $127,518        13,500        18,000        17,750

Michael T. Verstegen,            2002      $181,013            --      $ 13,500         9,000      $ 17,725
President, Plexus                2001       181,404            --        13,500         7,500        17,611
Technology Group, Inc. (8)       2000       151,753      $ 81,186        13,500        15,000        16,751


(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any years.
(2) For Mr. Nussbaum, reflects a lump sum payout upon his retirement of accrued pay for unused vacation time. In each other case, represents the total premiums paid or accrued under the split-dollar life insurance payments discussed under "Special Deferred Compensation Arrangements." Under those arrangements, Plexus is entitled to a refund from policy proceeds of the premiums paid upon the employee's death or earlier termination of the insurance policy.
(3) Represents the number of shares for which options were granted under Plexus' 1998 Stock Option Plan (the "Option Plan"). No SARs have been granted. Amounts are adjusted to reflect Plexus' August 2000 2-for-1 stock split.
(4) Includes for fiscal 2002: Plexus' contributions to the accounts of Messrs. Nussbaum, Foate, Sabol, Kronser, Ehlers and Verstegen in the Savings Plan of $4,250, $5,281, $4,384, $4,310, $4,075 and $4,225,
         respectively; Plexus' contributions of $743,578 to Mr. Nussbaum's account under the supplemental retirement arrangements described below; and Plexus' contributions to accounts of Messrs. Foate, Sabol, Kronser, Ehlers and Verstegen under their Executive Deferred Compensation Plan of $13,500 each.
(5) Mr. Nussbaum remains as Chairman of the Board, but ceased acting as an executive officer in July 2002. The table includes Mr. Nussbaum's 2002 salary compensation and directors' fees after he ceased being an executive officer. However, payments to Mr. Nussbaum under his supplemental retirement arrangements after that date are discussed below under "Special Deferred Compensation Arrangements."
(6) Mr. Foate became President and CEO in July 2002, upon Mr. Nussbaum's retirement from those positions, after having been promoted to Chief Operating Officer in March 2001.
(7) Mr. Sabol was promoted to Chief Operating Officer in July 2002. His replacement as Chief Financial Officer was named in October 2002.
(8) Mr. Verstegen's position was deemed an executive officer beginning in fiscal 2002. Mr. Verstegen also became a Vice President of Plexus in November 2002.

STOCK OPTIONS

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to options granted to the six executive officers named in the Summary Compensation table concerning options granted in fiscal 2002.


                                         Individual Grants(1)
                      ------------------------------------------------------------
                                          % of                                              Potential
                        Number of         Total                                         Realized Value at
                        Securities      Options/                                         Assumed Annual
                        Underlying        SARs                                        Rates of Stock Price
                         Options/        Granted                                          Appreciation
                           SARs       to Employees    Exercise or                      for Option Term (2)
                         Granted        in Fiscal      Base Price    Expiration     --------------------------
Name                      (1)(#)          Year           ($/sh)         Date            5%            10%
--------------------  ------------ ---------------- --------------- -------------   ------------  ------------
John Nussbaum            100,000          10.9%         $25.285        4/22/12       $1,481,047    $3,753,263
Dean Foate               100,000          10.9%          25.285        4/22/12        1,481,047     3,753,263
Thomas Sabol               70,000         7.6%           25.285        4/22/12        1,036,733     2,627,284
Robert Kronser              9,000         1.0%           25.285        4/22/12          133,294       337,794
Paul Ehlers                12,000         1.3%           25.285        4/22/12          177,726       450,392
Michael Verstegen           9,000         1.0%           25.285        4/22/12          133,294       337,794



(1) No SARs have been granted; all grants reflect stock options under the Option Plan. Options may, under certain circumstances, be transferred to family members or related trusts.
(2)      Assumes the stated appreciation from the date of grant.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning the exercise of options in fiscal 2002 and the number and value of options outstanding at September 30, 2002.


                                                                  Number of                      Value of
                                                            Securities Underlying           Unexercised In-the-
                                                            Unexercised Options/            Money Options/SARs
                   Shares Acquired        Value             SARs at FY-End (#)(2)            at FY-End ($)(3)
Name               on Exercise (#)     Realized($)(1)      Exercisable/Unexercisable     Exercisable/Unexercisable
----               ----------------  ------------------  ----------------------------- ------------------------------
John Nussbaum            ---               ---                  63,896 / 133,334                   0 / 0
Dean Foate               ---               ---                 128,333 / 126,667             458,747 / 0
Thomas Sabol             ---               ---                 134,999 / 90,001              327,264 / 0
Robert Kronser           ---               ---                  91,335 / 27,667              178,760 / 0
Paul Ehlers              ---               ---                  69,228 / 27,334               98,447 / 0
Michael Verstegen       5,000            $101,253               92,500 / 19,000              277,107 / 0

(1) Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.
(2) Represents options granted under the Option Plan. No SARs have been granted.
(3) Represents the difference between the exercise price and the $9.25 closing price of Plexus common stock reported on the Nasdaq Stock Market on September 30, 2002, the last day of the fiscal year.

CHANGE IN CONTROL ARRANGEMENTS

         Plexus has entered into Change in Control Agreements with Messrs. Nussbaum, Foate, Sabol, Kronser, Ehlers, Verstegen and other executive officers. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers' authority, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation and benefits may not be reduced, or location of employment changed, as a result of the change in control.

         In the event that any covered officer is terminated other than for cause, death or disability, or an executive terminates his employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to approximately three times the executive's base salary plus expected bonus payments, and to continue certain benefits. The agreements further provide for payment of additional amounts which may be necessary to "gross up" the amounts due such employee in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor does it limit the ability of Plexus to terminate these persons for cause.

SPECIAL DEFERRED COMPENSATION ARRANGEMENTS

         In 1996, the Compensation and Leadership Development Committee established special retirement arrangements for Mr. Nussbaum, Peter Strandwitz, who was then CEO and a director, and another executive officer and director who subsequently retired. The Committee believed that those arrangements would both reward past service and maintain an additional incentive for those officers' continued performance for Plexus. As a result, Plexus and those persons have entered into a supplemental retirement agreement designed to provide specified retirement and death benefits additional to those provided under the 401(k) Savings Plan. While the arrangements were designed to provide a 15-year annual payout on retirement at or after age 65 of 60% of final pay, Plexus' commitment under the agreements was to annually contribute a fixed dollar amount (originally $90,921 for Mr. Nussbaum and $193,600 for Mr. Strandwitz) for each year until age 65 if they remained in Plexus' employ. Effective for fiscal 2000, the Compensation Committee agreed to an amendment to Mr. Nussbaum's supplemental retirement agreement. Under the amended arrangement, Plexus' obligation to make contributions for Mr. Nussbaum was increased to $296,420 per year, but only until age 60. However, in fiscal 2002, Plexus contributed $743,578 due to Mr. Nussbaum's retirement. Mr. Nussbaum remains a Plexus employee, although he ceased being considered a Plexus executive officer after his July 2002 retirement as CEO. As a result of that change, Mr. Nussbaum received his first payment, of $60,231 for a partial year, during fiscal 2002. (Full year payments initially will be $240,924, which will be adjusted upward by 4% annually.) That payment was made after Mr. Nussbaum ceased being considered an executive officer, and is therefore not included in the cash compensation table. Mr. Strandwitz received payments of $210,000 in fiscal 2002; he ceased service as a director of, and employment with, Plexus during fiscal year 2002.

         The contributions for Messrs. Strandwitz and Nussbaum are invested in a life insurance policy acquired by Plexus on each participant's life. On retirement, the agreement provides for a 15-year annual installment payment stream. (Plexus' contributions were also to continue to be made should their employment terminate after a change in control, attainment of age 55 and completion of 10 years of service or disability, should the participants terminate for "good reason" as defined in the agreement, or should Plexus terminate the executive, but not for "cause" as defined in the agreement. Provided the participants are able to and do perform such duties as may be provided under a separate consulting agreement, the 15-year installment payments were to commence at retirement. Lump sum payments based on policy cash values become due if at any time after a change in control Plexus' consolidated tangible net worth drops below $35 million, or if the ratio of Plexus' consolidated total debt to consolidated tangible net worth becomes greater than
2.5 to 1.) To the extent that any of the payments constitute excess parachute payments subjecting the participant to an excise tax, the agreement provides for an additional payment (the "gross-up payment") to be made by Plexus to the participant so that after the payment of all taxes imposed on the gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed. If a participant dies prior to receiving all of the 15-year annual installment payments, certain death benefit payments become due.

         During fiscal 2000, the Compensation and Leadership Development Committee also established additional deferred compensation mechanisms for several executive officers and other key employees, including Messrs. Foate, Sabol, Kronser, Ehlers and Verstegen. As part of those arrangements, the Committee established the Plexus Corp. Executive Deferred Compensation Plan. Under this plan, a covered executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant's account with a discretionary employer contribution. Participants are entitled to payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus.

         Plexus has also entered into split-dollar life insurance agreements with various executive officers and key employees, including Messrs. Foate, Sabol, Kronser, Ehlers and Verstegen. Under these agreements, Plexus has paid a minimum premium of $13,500 per policy, and such additional premiums as it may determine. Upon the death of the covered employee, Plexus has an interest in the proceeds of the policy equal to the premiums paid. The balance, if any, of the policy proceeds are paid to the employee's beneficiary. Plexus' rights are secured by a related assignment of employee's life insurance policy as collateral. Upon an earlier termination of employment, or Plexus' determination to terminate the agreement, the agreement provides that the employee may obtain unencumbered ownership of the policy by paying Plexus the lesser of premiums paid or the cash surrender value, or Plexus can withdraw from the policy an amount equal to the premiums it has paid and then release its interest in the policy permitting unencumbered ownership of the policy by the employee. Plexus is exploring alternatives to these arrangements as a result of changes in law which were effective in July 2002.

            COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation and Leadership Development Committee of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes the primary decisions with respect to compensation of the Chairman, the Chief Executive Officer and the Chief Operating Officer of Plexus. Prior to July 2002, the Chairman (Mr. Nussbaum) was the Chief Executive Officer of Plexus; from and after July 2002, the President (Mr. Foate) has served as CEO. Decisions on compensation for other Plexus officers are recommended by the CEO and the COO. Plexus' other compensation programs, such as the Savings Plan and the Option Plans, are either originated or approved by the Committee; the Committee grants stock options under the Option Plans.

         Plexus' policy, to which the Committee adheres, is to fairly compensate individuals for their contributions to Plexus, but also to provide value to Plexus' shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Plexus. For the past several fiscal years, the Committee has evaluated the compensation of Plexus executive officers in the context of continuing growth and the occasional effect on earnings of that growth. In the most recent determinations, the Committee considered the weaknesses in Plexus' markets and the negative effect on sales and profitability. The Committee has not recently retained outside consultants, or relied in a significant fashion upon outside market surveys specifically commissioned by Plexus. However, the Committee reviews published survey information. In late 2002, the Committee engaged outside consultants to assist it in evaluating executive officer compensation for 2003 salary determinations.

         In determining CEO compensation, the Committee reviews numerous factors, although most of these factors are not subject to quantification or specific weight. The primary factors reviewed, in no particular order, are: the importance of the individual's contribution to Plexus' strategic planning and long-term success; special projects and tasks undertaken by the individual during the preceding year; acquisition-related activities and efforts; and performance of Plexus' sales and earnings. In addition, the Committee also reviewed a sampling, which it believed to be representative, of compensation paid by other companies in Plexus' geographic area, comparable companies in the electronics manufacturing services industry and numerous published surveys. This group of companies did not coincide with the more extensive list of companies in the Nasdaq electronics components sector used in the following performance graph. Plexus generally has used a March/April annual review cycle in recent years for its employees, including key executives. New salaries become effective around the time of the review and thus affect two fiscal years. Stock options generally have been awarded shortly after the salary reviews.

         During fiscal 2002, two persons served as chief executive officer of Plexus. Mr. Nussbaum, who became Chief Executive Officer in March 2001 upon the retirement of the prior CEO, retired as CEO as of June 30, 2002. The board of directors selected Mr. Foate, who began fiscal 2002 as chief operating officer, as the new chief executive officer effective July 1, 2002.

         When the Committee established Mr. Nussbaum's salary in April 2001, Mr. Nussbaum had at that time just assumed the position of chief executive officer. Given his acceptance of these new duties, the Committee wanted to recognize the new position and salary level. In addition, the Committee had available full fiscal 2000 financial information, which indicated increases in sales and net income of 53% and 98%, respectively, in fiscal 1999. During the first quarter of fiscal 2001 (ended December 31, 2000), sales and net income increased 85% and 60%, respectively, over the prior year's quarter. In making determinations as to Mr. Nussbaum, the Committee also considered the payments made on his behalf pursuant to the special retirement benefits discussed above. Based upon both quantitative and non-quantitative factors, the assumption of the new duties, and Mr. Nussbaum's prior performance as chief operating officer, the Committee approved a $425,000 annual salary for Mr. Nussbaum effective May 2001, which represented a 21% salary increase.

         As fiscal 2001 progressed, the electronics and telecommunications industries, which Plexus serves, experienced significant economic challenges. Management initiated a number of measures intended to reduce costs and make Plexus competitive in these challenging times. One initiative was a 10% salary decrease for all executive officers. Mr. Nussbaum and the other executive officers accepted this decrease effective October 1, 2001. The 10% salary reduction was eliminated for all executive officers, including the CEO, in December 2002.

         When the Committee met in April 2002, it had available full fiscal 2001 results, which indicated increases in sales of 41% but an increase in net income (before restructuring costs and acquisition and merger costs) of 3%. However, for the first quarter of fiscal 2002 (ended December 31, 2001), sales were reduced 26% and Plexus had a net loss before special charges for the quarter. In addition to the statistical information, the Committee considered the increasing challenges being addressed by the CEO, and other members of the management team, due to the difficulties in the industries served by Plexus and the strong efforts which Mr. Nussbaum and other members of the management team were making to address these issues. As a result of both the quantitative and non-quantitative factors, particularly including the need for continued management attention and dedication to meet the challenges, the Committee did not change the chief executive officer's salary in April 2002.

         Mr. Nussbaum retired as chief executive officer effective June 30, 2002. At that time, to reflect the reduction in his duties, his salary was decreased to $72,000, which continued to reflect the 10% general reduction.

         Compensation determinations for Mr. Foate in both April 2001 and April 2002 were made before his assumption of the chief executive officer position. However, salary determinations in April 2001 were made at the time he assumed the position of chief operating officer. In considering the substantial increase in responsibilities which Mr. Foate was then assuming, and also reviewing the then-available economic information discussed above, the Committee concurred in the recommendation by the then-CEO to increase Mr. Foate's salary by 50%, to $300,000, effective in May 2001.

         Mr. Foate subsequently accepted the same 10% salary reduction effective October 1, 2001 as the other executive officers. The April 2002 salary determination was made before Mr. Foate's assumption of CEO duties. The Committee again reviewed the then-available economic information referred to above and considered other non-quantifiable factors as to Mr. Foate's performance. The Committee determined to not change his salary.

         In connection with Mr. Foate's assumption of chief executive officer duties and responsibilities effective July 1, 2002, the Committee determined that it would be appropriate to adjust his compensation substantially to reflect those added duties and responsibilities. The Committee therefore increased his base salary by 50% to $405,000, which reflected a continuing 10% reduction from the $450,000 target salary.

         The Committee determined it would be in Plexus' best interest to provide its executive officers with a performance-based incentive beyond that contained in the Option Plan. Such a bonus arrangement would further motivate officers to improve performance, and provide specific non-market criteria to evaluate performance. Beginning in fiscal 2000, bonuses were determined by reference to earnings per share, sales growth, and individual performance; the three factors were weighted equally. The possible ranges of bonus, if targets are met, are from 10% to 100% of base salary for executive officers, which amounts are chosen in advance by the Committee and may vary from person to person, and year to year.

         For fiscal 2002, for the target bonus to be earned, Plexus was required to achieve pre-bonus, pre-special charges earnings per share of $0.98 per share (approximately an 8% increase over fiscal 2001) and corporate sales growth over fiscal 2001 equal to at least 25%. If these targets were met, Mr. Nussbaum and Mr. Foate would each earn a bonus of 50% of his salary; for results above or below target, the bonus (if any) would vary between 0% and 100%. The Committee believed that both targets were very aggressive. In fiscal 2002, Plexus had pre-bonus fully-diluted earnings per share (before special charges) of $0.10 and a sales decline of approximately 17%. Because the target numerical goals were not met in fiscal 2002, no bonuses were paid.

         The Committee believes that the Option Plan provides participants with a long-term incentive to increase the overall value of Plexus by providing them with a stake in the increasing value of its common stock on a long-term basis. The Committee also wished to recognize Mr. Nussbaum's past service, and Mr. Foate's significantly increasing responsibilities and the Committee's expectation that Mr. Foate would be considered for the chief executive officer position if Mr. Nussbaum chose to retire. Consistent with this approach, the Committee granted to Messrs. Nussbaum and Foate each options for 100,000 shares, in April 2002. The Committee had granted Mr. Nussbaum and Mr. Foate each options for 30,000 shares in each of fiscal 2001; Messrs. Nussbaum and Foate received options for 40,000 shares and 20,000 shares, respectively, in fiscal 2000. The award levels reflect the Committee's determination to increase the reliance upon stock options as a component of compensation, to reflect cash compensation levels (including pay reductions and freezes), and also to reflect the changing relative duties of these officers. Going forward, the Committee intends to make its general grant of stock options in January, earlier in the fiscal year.

         The Plexus 2000 Stock Purchase Plan also permits executive officers, like other employees, to purchase shares of Plexus common stock at a price equal to 85% of the lower of the market value at the beginning or the end of six month periods. Compensation information does not include the value of any purchases by the individuals who chose to participate, since the broad-based plan is open to most employees. The Committee also believes that the Savings Plan provides an additional possibility for stock-based incentive. Although employees, including the CEO, may choose from a variety of investment funds for their contributions under the Savings Plan, the Plexus Stock Fund is one alternative.

         The Committee further believed that a supplemental retirement arrangement with Mr. Nussbaum was appropriate, and therefore entered into the Supplemental Retirement Agreement with each of those described above under "Executive Compensation - Special Retirement Arrangements."

         The factors used to determine other executive officers' compensation are essentially the same as those used for the CEOs. As with the CEOs, Messrs. Sabol, Ehlers, Kronser and Verstegen, and other executive officers, were considered for salary increases effective in April 2001 and April 2002. Increases in executive officers' salaries (other than the CEO's) in April 2001 varied from 6% to 50%. Effective October 1, 2001, the base salaries of each executive officer was reduced 10%. In April 2002, executive officers' salaries remained frozen, although Mr. Sabol's was increased in July 2002 by 40% to reflect the substantial increase in his duties and another officer's was increased 16% in September 2002, also as a result of changes in duties. The Committee's determinations on option grants varied by individual, depending upon the Committee's view of the adequacy of the particular officer's compensation compared to that officer's performance and duties, especially when those duties significantly changed or increased since the last salary increase, and expected changes in circumstances in the coming year. In particular, Mr. Sabol was given a relatively large option grant in view of his increasing responsibilities.

         For fiscal 2002, executive officers did not receive any bonus under the Bonus Plan as a result of corporate performance. The bonus criteria were the same for the other executive officers as they were for the CEOs; however, the target bonuses for 2002 ranged from 25% to 50% of salary, and the maximum of bonuses ranged from 50% to 100%.

         The Committee also approved stock option awards during fiscal 2002 for the executive officers of Plexus, which awards varied from 2,000 to 70,000 shares. The number of shares subject to options granted to executive officers was generally the same or greater than the number granted upon ordinary grants in the preceding fiscal year, with appropriate changes to reflect the Committee's perception of individual circumstances. The largest of these awards reflected Mr. Sabol's anticipated significant increase in duties. Plexus has also entered into supplemental retirement arrangements with the executive officers, as described above. The Committee bore in mind the costs of these arrangements and the expected benefits under them in making its compensation decisions relating to the affected executive officers.

         The Committee believes that it is highly unlikely that the compensation of any executive officer, including the CEO, will exceed $1 million in any fiscal year. Therefore, except with respect to the Option Plan and the 2000 Purchase Plan, it has not taken any action with respect to the provisions of
Section 162 of the Internal Revenue Code which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year. Because of the shareholders' approval of the Option Plan and the 2000 Purchase Plan, the Committee believes that any compensation income under them would not be subject to the Internal Revenue Code's deduction limitation.

Members of the Compensation Committee:      Thomas J. Prosser, Chair            David J. Drury
                                            Harold R. Miller                    Charles M. Strother

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No Plexus insiders are members of the Compensation and Leadership Development Committee. None of the directors who are Committee members are employees of Plexus, have ever been employed by Plexus or any of its subsidiaries, and have other reportable relationships with Plexus.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Plexus common stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Stock Market Index for Electronics Components Companies, both of which include Plexus. The values on the graph show the relative performance of an investment of $100 made on September 30, 1997, in Plexus common stock and in each of the indices.

                      COMPARISON OF CUMULATIVE TOTAL RETURN


                                     [graph]



                         1997         1998          1999         2000         2001         2002
                         ----         ----          ----         ----         ----         ----
Plexus                    100           55            87          401          134           53
NASDAQ-US                 100          102           166          220           90           71
NASDAQ-Electronics        100           80           162          285           80           54







                              CERTAIN TRANSACTIONS

         Plexus has provided certain engineering design and development services for Memorylink Corp., a developer of electronic products. Mr. Strandwitz, who retired as a director during fiscal 2002, is a director and a shareholder of Memorylink. Plexus did not perform any services for Memorylink in fiscal 2002, but billed Memorylink $0.9 million in fiscal 2001 for services; the amounts billed were determined in accordance with Plexus' standard charges for those types of services. Memorylink had an outstanding balance due to Plexus of $1.5 million at September 30, 2001, all of which was past due, and fully reserved for by Plexus, on that date.

         Primarily as a result of the downturn in the electronics and communications industries, MemoryLink was unable to successfully commercialize its products or obtain, in a sufficient amount, needed additional financing. MemoryLink informed Plexus in early fiscal 2002 that it was therefore unable to pay in full the amounts due to Plexus. In January 2002, Plexus received a payment of $100,000, and converted the balance into a $650,000 promissory note from, and a minority equity interest in, MemoryLink. In August 2002, in recognition of MemoryLink's continuing difficulties in obtaining financing, Plexus agreed to accept an additional cash payment of $100,000 on the promissory note, and convert the balance into an increased equity interest in Memorylink.

         From time to time, Plexus executive officers and directors are prohibited from selling Plexus stock because of the existence or potential existence of material non-public information. Mr. Sabol intended to sell Plexus' shares during one of these time periods to finance a real estate purchase. Because Plexus' activities prohibited him from making a sale, Plexus loaned Mr. Sabol $260,000 on March 13, 2000. The loan was repayable upon demand, bore interest at $250 per month, and was secured by Plexus shares. The loan was originally for a maximum period of eight months, but was extended to become a demand note by mutual agreement in fiscal 2001. Interest accrued monthly. The maximum amount due in fiscal 2002 was $263,000, which was the amount due at fiscal year end. Mr. Sabol subsequently repaid the loan in full. Because of subsequent changes in law, Plexus will no longer make similar loans to its executive officers.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the board of directors oversees and monitors the participation of Plexus' management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The Plexus board of directors has adopted a written charter for the Audit Committee, which was attached to the proxy statement for the 2001 annual meeting of shareholders.

         In connection with its function to oversee and monitor the financial reporting process of Plexus, the Committee has done the following:

         - reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2001 with Plexus management;
         - discussed with PricewaterhouseCoopers LLP, Plexus' independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and
         - received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

         Based on the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in Plexus' annual report on Form 10-K for the fiscal year ended September 30, 2002.

         Members of the Audit Committee:    David J. Drury, Chairman       Harold R. Miller
                                            Thomas J. Prosser              Jan K. VerHagen

                                    AUDITORS

         The board of directors intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to appropriate questions and make a statement if they desire to do so.

         Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2002 were as follows:

                  Audit Fees                                  $496,737
                  Financial Information Systems Design              --
                    and Implementation Fees
                  All Other Fees                              $734,262

The non-audit services related principally to income tax matters, both U.S. and foreign, but also included merger and acquisition counseling and ERISA audits. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm's independence.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by Plexus no later than August 31, 2003 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, the Plexus bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The 2004 annual meeting of shareholders is tentatively scheduled for February 11, 2004, and any notice of intent to consider other questions and/or nominees, and related information, must therefore be received by December 3, 2003. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

                                       By order of the board of directors

                                       /s/ Joseph D. Kaufman

                                       Joseph D. Kaufman
                                       Senior Vice President, Secretary and
                                       Chief Legal Officer

Neenah, Wisconsin
December 20, 2002

         A COPY (WITHOUT EXHIBITS) OF PLEXUS' ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002, WAS INCLUDED IN PLEXUS' 2002 ANNUAL REPORT TO SHAREHOLDERS, WHICH ACCOMPANIES THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF PLEXUS' COMMON STOCK AS OF DECEMBER 9, 2002, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: KRISTIAN TALVATIE, INVESTOR RELATIONS DEPARTMENT, PLEXUS CORP., 55 JEWELERS PARK DRIVE, P.O. BOX 156, NEENAH, WISCONSIN 54957-0156.

                                  PLEXUS CORP.
                  PROXY FOR 2003 ANNUAL MEETING OF SHAREHOLDERS


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Nussbaum, Dean A. Foate and Joseph D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held in the KC Theater at the Fox Cities Performing Arts Center, located at 400 West College Avenue, Appleton, Wisconsin, on Wednesday, February 12, 2003 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

                  (Continued and to be signed on reverse side)

                  |X| Please mark your votes as in this sample

(1)  ELECTION OF DIRECTORS:

     FOR ALL NOMINEES LISTED RIGHT  |_|         WITHHOLD AUTHORITY        |_|
     (except as specified to the                to vote for all nominees
      contrary below)                           listed below

         Nominees: Stephen P. Cortinovis, David J. Drury, Dean A. Foate, John L. Nussbaum, Thomas J. Prosser, Charles M. Strother, Jan K. VerHagen

(INSTRUCTION: To withhold authority to vote for any individual nominee, please print that nominee's name on the following line.)

                        ---------------------------------

(2) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted "FOR" each of the nominees for director who are listed in Proposal
(1).

                                  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY
                                  PROMPTLY IN THE ENVELOPE PROVIDED.




--------------------------------------------------------------------------------


Signature_______________________ Signature____________________ Date ___________
 (Please sign exactly as name appears above.)